Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Paul Surdez (investors) - 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Hires Jonathan Zung as Group President of Clinical Development and Commercialization Services for Covance Drug Development

BURLINGTON, N.C., April 11, 2016-- Laboratory Corporation of America® Holdings (LabCorp®) (NYSE:LH) today announced that Jonathan Zung, Ph.D., has been named group president, Clinical Development & Commercialization Services for Covance Drug Development, effective April 5, 2016. Zung joins LabCorp from UCB, where he was vice president and head of Global Clinical Sciences and Operations, with responsibility for clinical operations, data management, statistical sciences, contracting, medical writing and operational excellence across the United States, Europe and Asia.

“Jonathan is a proven R&D leader with a deep understanding of how drug development is rapidly evolving through informatics, disruptive new technologies and concerted efforts to understand and engage with patients throughout the clinical trial process,” said Deborah L. Keller, chief executive officer of Covance. “He has led major development projects across multiple therapeutic areas and is an industry leader in efforts to simplify and enhance the delivery of clinical trials. He will be an ideal partner to clients in bringing the next generation of medicines to patients around the world.”

Zung will lead a global organization with employees in 60 countries spanning all phases of clinical development and global market access services. Over the past five years, Covance has managed more than 1200 clinical trials in 13 distinct therapeutic areas. Covance has worked on each of the top 50 medicines on the market today, and every oncology medicine approved in 2015. He will be located in Princeton, N.J.

Zung has more than 20 years of pharmaceutical development experience and has led and overseen large-scale development projects in oncology, immunology, cardiovascular disease and other major therapeutic areas. Before joining UCB, he was vice president and head of Global Development Operations at Bristol-Myers Squibb, where he led a 1,400-person organization that managed clinical trials from Phase II through registration. He also held several positions of increasing responsibility at Pfizer Global Research and Development.

Zung currently is a member of the board of directors of the Clinical Data Interchange Standards Consortium. Previously, he served as chair of the TransCelerate BioPharma operations committee from 2013-2015 and served as a member of The Florida Institute of Technology Board of Trustees from 2010- 2016. He received his doctorate in analytical chemistry from Emory University in Atlanta and has a bachelor’s degree in chemistry from the Florida Institute of Technology in Melbourne, Florida.

“I am excited about joining a dynamic organization where the collective technologies, capabilities and expertise of laboratory diagnostics and drug development are being put to work to speed clinical trial recruitment, enhance the patient experience and drive efficiencies throughout the study process,” said Zung. “I am also looking forward to working with our clients and partners in helping bring their discoveries to patients sooner.”

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With net revenue in excess of $8.5 billion in 2015 and more than 50,000 employees in approximately 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2016 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.